EXHIBIT 4.3.18


                            CERTIFICATE OF SECRETARY

         I, JOHN M. LOWBER, the duly elected and acting Secretary of General Communication, Inc., an Alaska corporation, do hereby certify and declare that
(i) the resolution of the Board of Directors contained in the minutes of its meeting attached hereto as Exhibit 4.3.18A is a true and correct copy of that resolution as contained in those minutes duly adopted by the Board of Directors of General Communication, Inc. at its meeting held on December 5, 2002, and (ii) the Amendment No. 4 to the plan attached hereto as Exhibit 4.3.18B is a true and correct copy of that amendment prepared at the direction of, and executed by, the officer so indicated, dated December 23, 2002, to implement the intent of the board's December 5, 2002 resolution.

         Executed this 24 day of June, 2003 at Anchorage, Alaska.

                                        GENERAL COMMUNICATION, INC.


                                        By: /s/
                                           John M. Lowber, Secretary


         SUBSCRIBED AND SWORN TO before me this 24 day of June, 2003.



                                  /s/ C. Mills
                                  Notary Public in and for Alaska
                                  My Commission Expires: May 17, 2006